410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(October 18, 2017)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.23 per share of the Company’s Common Stock and $0.173 per share of the Company’s Class B Stock.

The dividends declared today will be payable on December 1, 2017 to stockholders of record at the close of business on November 17, 2017. The Company has paid cash dividends continuously since 1974 and increased dividends annually for fourteen consecutive years.

The Company expects to release earnings for its first quarter of fiscal 2018 after the close of the U.S. stock market on Friday, December 8, 2017 and to host an Investor Teleconference on Monday, December 11, 2017. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

Oil-Dri will host its Annual Meeting of Stockholders on Tuesday, December 12, 2017 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting is October 16, 2017.

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While granular clay floor absorbents were Oil-Dri’s founding product, it has since diversified its portfolio to include both consumer and business to business product offerings that supply pet care, animal health, fluids purification, agricultural ingredient, sports field, industrial and automotive markets. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

Reagan B. Culbertson
Investor Relations Manager
reagan.culbertson@oildri.com
(312) 706 3256